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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 August 9, 1996


                              GLACIER BANCORP, INC.


             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


                000-18911                          81-0468393
        (Commission File Number)        IRS Employer Identification No.


                                  P. O. Box 27
                                 202 Main Street
                            Kalispell, MT 59903-0027
               (Address of principal executive offices) (zip code)


       Registrant's telephone number, including area code: (406) 756-4200
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ITEM 5 - OTHER EVENTS

         On August 9, 1996, Glacier Bancorp, Inc., Kalispell, Montana ("Glacier") entered into a definitive agreement (the "Merger Agreement") with Missoula Bancshares, Inc., Missoula, Montana ("Bancshares"). Under the terms of the Merger Agreement, Bancshares will be merged with Glacier, and Bancshares's subsidiary bank, First Security Bank of Missoula, will become a separate subsidiary of Glacier.

         The Merger Agreement provides that Bancshares's common stock will be exchanged for shares of Glacier common stock pursuant to a pricing mechanism. The aggregate value of the consideration is approximately $24.0 million, subject to certain adjustments.

         In connection with the Merger Agreement, Glacier and Bancshares entered into a Stock Option Agreement dated August 9, 1996 ("Option Agreement") whereby Bancshares granted Glacier an option to purchase 19.9% of Bancshares's common stock at a price of $271.00 per share. The Option Agreement is exercisable upon the occurrence of certain transactions, all of which generally involve significant sales of Bancshares's assets and/or voting control to third parties.

         Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of both parties. For information regarding the terms of the proposed transaction, reference is made to the Merger Agreement, Option Agreement and the press release dated August 12, 1996, which are attached hereto as Exhibits 2, 10 and 99, respectively, and incorporated herein by reference.


ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements - not applicable.

         (b)      Pro forma financial information - not applicable.

         (c)      Exhibits:

                      (2) Plan and Agreement of Merger dated August 9, 1996

                      (10) Stock Option Agreement dated August 9, 1996

                      (99) Press Release issued by Glacier, dated August 9, 1996


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated:   August 9, 1996


                              GLACIER BANCORP, INC.



                              By: /s/ James H. Strosahl
                                  ---------------------------------------------
                                  James H. Strosahl
                                  Senior Vice President/Chief Financial Officer


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